QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Great Lakes REIT, L.P. a Delaware limited partnership.

GLR No. 1, Inc. an Illinois corporation.

GLR No. 2, Inc. an Illinois corporation.

GLR No. 3, a Maryland real estate investment trust.

GLR-1600 Corporate Center, LLC, a Delaware limited liability company

GLR-Bannockburn LLC, a Delaware limited liability company

GLR-Two Riverwood LLC, a Delaware limited liability company

GLR Milwaukee Center, LLC, a Delaware limited liability company

GLR Milwaukee Center SPE Corp, a Delaware corporation

GLR-Medical Properties One, LLC, a Delaware limited liability company

QuickLinks

SUBSIDIARIES OF THE COMPANY